Exhibit 3

Schedule of Transactions

Shamrock Activist Value Fund, L.P.

Date	Number of Common Shares	Price Per Common Shares in $US*	Total Purchase Price
03/22/07	27,016	$8.4566	$228,464
03/23/07	28,741	$8.3628	$240,355
03/26/07	28,741	$8.2859	$238,145

Total Common Shares	84,498		$706,964

Shamrock Activist Value Fund II, L.P.

Date	Number of Common Shares	Price Per Common Shares in $US*	Total Purchase Price
03/22/07	4,991	$8.4566	$42,207
03/23/07	5,309	$8.3628	$44,398
03/26/07	5,309	$8.2859	$43,990

Total Common Shares	15,609		$130,595

Shamrock Activist Value Fund III, L.P.

Date	Number of Common Shares	Price Per Common Shares in $US*	Total Purchase Price

03/22/07	893	$8.4566	$7,552
03/23/07	950	$8.3628	$7,945
03/26/07	950	$8.2859	$7,872

Total Common Shares	2,793		$23,369